Exhibit 5.1

HELLENIC REPUBLIC

Legal Council to the State

Legal Advisor’s Bureau

to the Ministry of Finance

and the Public Debt Management Agency

March 8, 2011

Ladies and Gentlemen,

In connection with the filing of a registration statement (the „Registration Statement“) under Schedule B of the United States Securities Act of 1933, as amended (the „Securities Act“), relating to debt securities (the „Securities“) of the Hellenic Republic (the „Republic“) to be offered and sold from time to time as set forth in the Registration Statement, all to be issued in accordance with the terms of a fiscal agency agreement between the Republic and the fiscal agent to be appointed by the Republic (the „Fiscal Agency Agreement“) substantially in the form as filed as Exhibit 4 to the Registration Statement, I have acted as legal advisor to the Republic and have been asked to render my opinion as to certain legal matters relating to the issue of the Securities.

To this end, I have examined the following acts, statutory instruments and documents:

1) Article 1 of Law 2187/94 of the Republic „Regulation of Public Debt Matters“ (Government Gazette 16A/8.2.1994) as amended and in force;

2) Law 2628/1998 on the „Creation of a public law legal entity under the legal name Public Debt Management Agency (PDMA) and other provisions“ (Government Gazette 151A/6-7-98);

3) Presidential Decree 187/2009 „Appointment of Ministers and Deputy Ministers“ (Government Gazette 214/A/7-10-2009);

4) Ministerial Decision 2672/2009 „Determination of competences of Deputy Minister of Finance Philippos Sachinides“ (Government Gazette 2408/B/3-12-2009);

5) Articles 3 and 38 of Law 3871/2010 of the Republic „Fiscal Management and Responsibility“ (Government Gazette 141/A/17-8-10), replacing Articles 2 and 64 of Law 2362/95 of the Republic; and

6) Ministerial Decision No 2/60752/0004/09-09-2010 (Government Gazette 1538/B/13-09-2010).

I have also reviewed all such laws and regulations of the Republic as I deemed necessary or appropriate to enable me to render this opinon.

Based on the foregoing, I am of the opinion that under the laws of the Republic as in effect on the date hereof:

When the Registration Statement relating to the Securities has become effective under the Act, the Securities have been duly authorized pursuant to the legislation referred to above, the Fiscal Agency Agreement relating to the Securities has been duly authorized, executed and delivered, the terms of the Securities and of their issue and sale have been duly established in conformity with the Fiscal Agency Agreement so as not to violate any applicable law or agreement then binding on the Republic, and the Securities have been duly executed and authenticated in accordance with such Fiscal Agency Agreement and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Republic.

I also confirm that the description set forth under the caption „Taxation — Greek Taxation“ in the prospectus included in the Registration Statement (the „Prospectus“)is accurate and complete and fairly presents the information purported to be described.

The foregoing opinion is limited to the laws of the Republic and I am expressing no opinion as to the laws of any other jurisdiction.

I hereby also consent to the use of my name and the making of the statements with respect to me which are set forth under the „Validity of Securities“ in the Prospectus. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours

/s/ Styliani Charitaki

Styliani Charitaki
Member of the Legal Council to the State in the
Ministry of Finance and the Public Debt
Management Agency